Exhibit 10.5

Execution Version

SPARTANBURG COUNTY, SOUTH CAROLINA

DIGITAL ASSET MINER CO-LOCATION LICENSE

This Digital Asset Miner Co-Location License (the “License”), dated as of the date set forth in Item 1 of the Summary of Basic License Information (the “Summary”) below, is made by and between BV Power Alpha LLC, a limited liability company organized under the laws of the State of Delaware (“Licensor”), and Blue Ridge Digital Mining LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”).

SUMMARY OF BASIC LICENSE INFORMATION (“Summary”)

ITEM	TERMS OF LICENSE		DESCRIPTION

1.	Date:		September 27, 2022 (the “Effective Date”)

2.	Premises
(Section 1):

	2.1	Land:	Approximately 17.6 acres of rentable land located at the land identified in Spartanburg County, South Carolina tax map number 6-32-00-012.00.

	2.2	Premises	Approximately 9,600 square feet of space within 60 storage containers of a size and type as set forth on Exhibit B attached hereto (such containers, the “Antbox”) located on that certain tract of land of approximately 17.6 acres of rentable land located in Spartanburg County, South Carolina, tax map number 6-32-00-012.00 (the “Land”) as shown in Exhibit F attached hereto (the “Facility”) to accommodate servers and other hardware listed in each Equipment Schedule (the “Equipment”), including Equipment owned by Licensee (the “Owned Equipment”) and Equipment owned by third parties (the “Hosted Equipment”). “Servers” means those servers (including mining machines) provided by Licensee at the Facility and any replacement servers that Licensee may thereafter deploy at the Facility in accordance with this License.

3.	Antbox Lease
(Section18):

	3.1	Delivery:	Licensee shall deliver to Licensor the Antbox set forth on Exhibit B effective on the Effective Date.

	3.2	Antbox Lease Fees:	Monthly lease payments (the “Antbox Lease Fees”) of $29,762 for the first month, $59,524 for months 2 through 36; and if Licensee exercises its option pursuant to item 5.1 of this Summary to ramp down the number of Antbox based on corresponding Servers based on the MWh available, and monthly fees, in the subsequent three months to $44,643, $29,762 and $14,881, respectively. Licensee shall be entitled to offset amounts payable as License Fees applicable in the following month by the Antbox Lease Fee payable with respect to the previous month. For avoidance of doubt, as an example, Licensee shall be entitled to offset the License Fee in month 2 by the Antbox Lease Fee payable from month 1.

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4.	License Term
(Section 2):

	4.1	Length of Term:	This License shall commence on the License Commencement Date and continue for a period of forty-four (44) months.

	4.2	License Commencement Date:	The date on which Licensee has at least one Antbox fully operational with Servers executing their intended Digital Asset mining operations (First invoice shall be issued on or before License Commencement Date) or other date parties mutually agreed.

	4.3	License Expiration Date:	The last day of the License Term calculated from the License Commencement Date and continuing for the duration of the Length of Term.

5.	Summary of License Fees
(Section 3):

	5.1	Base License Fees

$153,069.00 for first month; $1,956,400.00 per month for months 2 through 41, and ramp down the square footage (and related MWh) comprising the Premises, in the subsequent three months to $1,467,300, $978,200 and $489,100, respectively, based on 30 MW, 20 MW and 10 MW, and corresponding square footage for the Equipment, for such months. The amounts for the two months and last three months of the Term shall be subject to a subsequent charge or credit pursuant to Section 3.1.2 to the extent that the actual power usage during such periods do not correspond to the expected usage set forth above.

Upon the third anniversary of the License Commencement Date, and the commencement of each renewal term thereafter (if any), Licensee shall have the option to, upon at least thirty (60) days’ prior written Notice (as defined in Section 17.6) to Licensor, continue the License upon mutually agreed Basic License Fee. If Licensee elects to continue the License for one or more renewal terms, the ramp down of square footage and related MWh will occur during the final three months of the final renewal term.

6.	Summary of License Fee Credits
(Section 3):

	6.1	Utility Power Curtailment Rate	-$0.067/kWh

	6.2	Maximum Utility Power Curtailment Credit (per Contract Year)	-$1,173,840.00

	6.3	Assumed Power Rate	$0.039/kWh

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7.	Manner and Location of Payment:		Payment of the Fees (as defined in Section 5.1) or any component thereof shall be made from time to time by Licensee to Licensor in accordance with Section 4.1 of the License below.

8.	Summary of Power and Equipment:

	8.1	Reserved Power (MW):	40 MW; provided, if Licensee exercises its option pursuant to item 5.1 of this Summary, the Licensee’s Reserved Power shall be reduced to 30MW, 20MW and 10MW, respectively, during the final three months of the renewal License Term.

	8.2	Assumed Monthly Power (KWh):	2,284,618 per month for the first month; 29,200,000 KWh per month thereafter; provided, if Licensee exercises its option pursuant to item 5.1 of this Summary, the Licensee’s Assumed Monthly Power shall be reduced to 21,900,000 KWh, 14,600,000 KWh, and 7,300,000 KWh during the final three months of renewal License Term.

	8.3	Equipment:	The Equipment shall be as described in each Equipment Schedule submitted by Licensee and approved by Licensor. Each Equipment Schedule will be substantially in the form of Exhibit A. Except with the consent of Licensor, at no time shall the aggregate power required for all Equipment exceed the Reserved Power capacity. During the Length of Term, any updates to the Equipment Schedule shall be approved by Licensor. Licensor will provide approval or denial of Equipment Schedules submitted by Licensee with five (5) business days. Failure by Licensor to provide approval or denial of an Equipment Schedules submitted by Licensee within five (5) business day will constitute approval.

9.	Master Lease (if any):		Ground Lease Agreement between Licensor, as Tenant, and Pacolet Milliken, LLC, as landlord (“Master Lease”)

10.	Address of Licensee:		Attention: Jason Haase Blue Ridge Digital Mining LLC 200 Spectrum Center Dr., Suite 1450 Irvine, CA 92618
(Section 17.7):

11.	Address of Licensor:		BV Power Alpha LLC
	(Section 17.7):		Attn: Jerry Tang and Joe Chu
1540 Broadway Ste 1010, New York, NY 10036

12.	Broker(s):		N/A

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SECTION 1

PREMISES

1.1. Premises.

1.1.1 The Premises. For the duration of the License Term, as specified in the Summary, Licensor hereby licenses to Licensee and Licensee hereby licenses from Licensor the Premises described in Item 2.2 of the Summary (the “Premises”) for use by Licensee set forth herein.

1.1.2 Use. The Premises are to be used solely for the installation, operation, maintenance, repair and replacement of the Equipment. Tenant shall not do or permit anything to be done in or about the Premises which will in any way allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste.

1.1.3 Access. For the duration of the License Term, subject to the terms and conditions of this License, Licensor shall use commercially reasonable efforts to provide Licensee with access to the Premises, in order to enable Licensee to conduct reasonable checks on the Premises and Equipment for the purposes of ensuring the safekeeping and good operation of its Equipment in accordance with this License; provided that Licensee shall not access the Premises without the express, prior written consent of Licensor nor shall Licensee interfere thereby with the obligations of Licensor hereunder. Such access shall be at any time, and from time to time, whenever requested by Licensee. Licensee shall provide Licensor forty-eight (48) hours’ notice of access to the Premises by any Representatives other than employees of Licensee. Licensee shall be liable for the actions of all Representatives accessing the Premises on its behalf. Licensee shall provide Licensor with a list of employees who are authorized by Licensee to have access to the Premises, and to update such list within two calendar days of an employee being added or removed. “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity.” “Representative” means, with respect to any Person, any director, officer, employee, official, partner, member, owner, agent, accountant, auditor, professional advisor, consultant, engineer, contractor, subcontractor of any tier, or other Person for whom such Person is responsible is otherwise designated by such Person as a “Representative.” “Governmental Authority” means any federal or state government, political subdivision thereof, or regulatory or quasi-regulatory authority, and any municipality, township or county, or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any Person owned or controlled by any of the foregoing.

1.1.4 Alterations. Notwithstanding any provision in this License to the contrary, Licensee shall not make or cause to be made any alterations, additions, improvements or replacements to the Premises, or any portion of the Facility or Land, without the prior written consent and approval of Licensor, which consent may be withheld, conditioned, or delayed in Licensor’s sole and absolute discretion.

1.1.5 Datacenter Rules and Regulations. Licensor may, from time to time, create reasonable rules and regulations governing access to and use of the Facility by Licensor and Licensor’s Representatives (the “Datacenter Rules and Regulations”). Each of Licensor and Licensee shall, and shall cause any of its Representatives to, comply fully with the requirements of the Datacenter Rules and Regulations at all times while on the Facility. Licensor and Licensee shall have the right to propose in good faith changes such rules and regulations or amendments or supplements deemed advisable by either such party for the safety, care and cleanliness of the Premises and Facility, and for preservation of good order therein, and shall not unreasonably withhold consent to such proposals, all of which Datacenter Rules and Regulations, as changed, amended, and/or supplemented from time to time, shall be fully carried out and strictly observed by Licensor and Licensee; provided, however, that such changes to the Datacenter Rules and Regulations may not materially increase Licensee’s monetary obligations under this License or unreasonably interfere with access to or the beneficial use of the Premises. In the event of a conflict between the Datacenter Rules and Regulations and the terms of this License, the terms of this License shall govern.

1.1.6 Electricity Consumption. Licensee’s actual electricity consumption for the Premises, as reasonably determined by Licensor pursuant to such measurement method or methods as Licensor shall employ from time to time, including, without limitation, the use of submeters and/or pulse meters, electrical surveys and/or engineer’s estimates, shall not at any time, exceed the Reserved Power set forth in the Summary or any per cabinet or per circuit limits described in the then-current Datacenter Rules and Regulations. Licensor and Licensee acknowledge that, in addition to the normal rate for electricity consumption, certain electricity penalty payments may apply during electricity grid annual peak hour load times due to the energy provider’s increased purchased power expenses (“Peak Penalties”). Licensor shall be responsible for all such Peak Penalties which are incurred during the License Term; provided, however, Licensor may reduce the flow of electricity to the Premises for the duration of any period for which Peak Penalties would be charged, up to a maximum reduction of 90%, and Licensor shall have no liability to Licensee for any such interruption. If Licensee modifies Licensor’s power use reductions, Licensee shall be responsible for paying all related charges, fees and fines from the energy provider

1.1.7 Equipment Delivery and Installation. Prior to the delivery of any Equipment to the Premises, Licensee shall provide a list of such Equipment (the “Equipment Schedule”) to Licensor. Each Equipment Schedule will be substantially in the form of Exhibit A attached hereto. Except with the consent of Licensor, at no time shall the aggregate power utilized by all Equipment exceed the Reserved Power capacity. Licensor shall accept or reject any Equipment (not to be unreasonably rejected) but shall permit Licensee to determine the location and placement of the Equipment in the Premises. Licensee shall deliver to the Premises its Equipment described in such Equipment Schedule from time to time and shall be responsible for installation of the Equipment in the Premises. Upon delivery of Equipment by Licensee, Licensor shall permit Licensee to perform commercially reasonable testing in accordance with Licensee’s equipment testing procedures. Licensee will be responsible for all risk of loss or damage to Equipment at all times unless otherwise provided herein.

SECTION 2

LICENSE TERM

2.1. License Term. The terms and provisions of this License shall be effective as of the Effective Date set forth in the Summary and shall continue for the License Term set forth in the Summary (“License Term”) unless terminated earlier in accordance with the terms of this License. Licensor hereby reserves the right to grant, renew or extend similar licenses to others.

SECTION 3

FEES AND CHARGES

3.1. Payment of Fees.

3.1.1 Unless otherwise specified in the Summary, at least thirty (30) days prior to the License Commencement Date (as defined in the Summary) and on the License Commencement Date and the first (1st) day of each calendar month thereafter, Licensor shall invoice Licensee for the Base License Fee (as set forth in the Summary) due for the month after the month of the invoice and shall include the Adjustment Amount (as defined below) for the preceding month as an additional charge or credit, as the case may be, on such invoice (collectively with the Base License Fee, the “Fees”). Licensee shall pay to Licensor the amount of each invoice, in accordance with this Section 3.1, no later than ten (10) calendar days after the date of Licensor’s invoice.

3.1.2 Upon the completion of each calendar month, Licensor shall calculate the Adjustment Amount for such calendar month and include such Adjustment Amount as an additional charge or credit, as the case may be, on the invoice issued to Licensee following such month. The “Adjustment Amount” for each calendar month shall be equal to the sum of the Utility Power Curtailment Credit, and Power Cost Surcharge for such month, each as defined below. If there is any Adjustment Amount attributable to the last calendar month of the License Term, Licensor shall, if such Adjustment Amount is a negative number, promptly refund such amount to Licensee and, if such Adjustment Amount is a positive number, invoice Licensee for such amount and Licensee shall pay such invoice no later than ten (10) days after receipt thereof.

3.1.2.1 Notwithstanding the foregoing, Licensee shall be entitled to give notice to Licensor within fifteen (15) days prior to a calendar month notifying Licensor of Licensee’s intent to limit its use of estimated power from amounts included in the Base License Fee, in which case the Adjustment Amount attributable to such reduction in power shall equal the difference between Licensor’s actual cost of power for the period of reduction and what Licensor’s cost of power would have been but for the reduction. For the avoidance of doubt, Licensee’s decision to limit its use of estimated power from amounts included in the Base License Fee shall not affect Licensor’s right to earn profits from the Base License Fee.

3.1.2.2 During each and every event in which power supplied by the energy provider to Licensor’s Facility (i) is curtailed causing any unit or units of Equipment to not receive power or (ii) is curtailed by Licensor pursuant to Section 1.1.6 (each, a “Curtailment Event”), Licensor shall calculate (i) the duration of such Curtailment Event measured to the nearest hour (provided that each Curtailment Event shall be deemed to, at a minimum, have occurred for at least one (1) hour) and (ii) the quantity of installed units of Equipment (“Installed Units”) (for each type of Equipment) during such Curtailment Event. Licensor shall then multiply the Utility Power Curtailment Rate by (i) such duration of the Curtailment Event, (ii) the number of Installed Units during such Curtailment Event, and (iii) the Unit Assumed Power (as set forth in each Equipment Schedule) (the “Curtailment Event Impact”). If the Equipment Schedule includes more than one type of Equipment, then the foregoing calculation shall be made for each type of Equipment and the Curtailment Event Impact shall be equal to the sum thereof. At the end of each month, Licensor shall calculate the sum of all Curtailment Event Impacts during such month and include such amount as a credit on the next invoice (“Utility Power Curtailment Credit”) provided that, notwithstanding anything to the contrary, the aggregate amount of such Utility Power Curtailment Credit in any calendar year in the License Term (such year, the “Contract Year”) may not result in a larger credit than the Maximum Utility Power Curtailment Credit (prorated for any Contract Year during the License Term that is not a full calendar year) and, once such Maximum Utility Power Curtailment Credit has been issued to Licensee during any Contract Year, the amount of the Utility Power Curtailment Credit shall be zero dollars ($0) for the remainder of the Contract Year.

3.1.2.3 . Licensee acknowledges and agrees that the Base License Fee includes Licensee’s share of the costs incurred by Licensor in providing Services (as defined below) to all its licensees, which costs may include, without limitation, Licensor’s on-site staff, and SG&A, including the costs of Facility Maintenance (as defined below) (collectively, “O&M Costs”). Licensee acknowledges and agrees that it shall be responsible for all personnel cost in connection with Licensee installing and servicing the Servers inside the Antbox containers, which shall be Licensee’s right and obligation under this License.

3.1.2.4 If, and only if, the per KWh charge for power incurred by Licensor from its utility provider exceeds the Assumed Power Rate, Licensee shall pay a surcharge equal to the difference between the per KWh rate charged to Licensor for power at the Facility and the Assumed Power Rate multiplied by Licensee’s Assumed Monthly Power (the “Power Cost Surcharge”). Such Power Cost Surcharge shall be included in the Adjustment Amount set forth in the following month’s invoice. Notwithstanding the foregoing, any Peak Penalties which are incurred shall not be included in the Power Cost Surcharge.

3.1.3 All Fees due hereunder shall be paid in U.S. Dollars, made via Automated Clearing House (ACH) electronic funds transfer, check or such other wire transfer method as Licensor may specify to Licensee and reasonably request in writing.

3.1.4 If any installment of Fees or any other sum due from Licensee shall not be received by Licensor or Licensor’s designee within five (5) days after said amount is due, then Licensee shall pay to Licensor a late charge equal to 1.5% per month based on the overdue amount from the due date until the date payment of such sum due. The late charge shall be in addition to all of Licensor’s other rights and remedies hereunder and shall not be construed as liquidated damages or as limiting Licensor’s remedies.

3.1.5 As a condition to Licensor’s obligations hereunder, Merkle Standard LLC, a Delaware limited liability company, shall execute and deliver to Licensor a guarantee in the form attached hereto as Exhibit E.

3.2. Taxes. Licensee shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Licensee hereunder and for any taxes related to the ownership and operation of the Equipment (“Taxes”). Such Taxes, if any, shall be included on the applicable invoice.

SECTION 4

SERVICES

4.1.  Standard Services.

4.1.1 Equipment. During the License Term, subject to the terms and conditions of this License (including Licensee’s payment obligations), Licensor shall use commercially reasonable efforts to: (i) assign the Equipment to electrical circuits within the Facility with available capacity not less than the amount of Reserved Power specified in the Summary for the purpose of generating Digital Assets (as defined below) (“Power Supply Services”); (ii) install and make available to Licensee the Antbox containers leased to Licensor by Licensee listed on Exhibit B to be located on the Premises for proper utilization of the Equipment, including, without limitation, all necessary infrastructure and utilities, installation services, electrical power connection, cooling infrastructure, security, and technical support and data center maintenance, including monitoring of security, environment, power, and other conditions in the Facility, including the Premises (“Facility Services”); (iii) provide Internet connections rated at 40 Mbit/s or greater; and (iv) provide any Additional Services provided in the Summary (Power Supply Services, Facility Services, Equipment Maintenance Services, and Additional Services, if any, are collectively referred to as the “Services”). Licensor has, prior to the Effective Date, installed the Antbox and provided access to the Power Supply and Licensee hereby acknowledges the adequacy of such installation and access. For the purposes of this License, the following terms shall have the following meanings ascribed to them:

(a) “Digital Asset” means any digital asset, cryptocurrency, virtual currency, digital currency, or digital commodity, including, without limitation, Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), Litecoin (LTC), or other digital currency or cryptocurrency including without limitation those arising from a hard fork, airdrop or otherwise, which is based on the cryptographic protocol of a computer network that may be: centralized or decentralized; closed or open-source; or used as a medium of exchange and/or store of value.

(b) “Generated Digital Assets” means the Digital Assets mined using the Equipment operating on the Premises.

4.1.2 Facility Maintenance. Licensor may perform such maintenance actions (“Facility Maintenance”) as Licensor deems necessary or desirable with respect to the Licensor’s network, buildings and facilities owned or leased by Licensor in which the Premises is located (“Facility”). Licensee acknowledges and agrees that the performance of any Facility Maintenance may cause the network to be temporarily inaccessible and the Services unavailable to Licensee. Licensor shall take commercially reasonable efforts to conduct such Facility Maintenance, in a manner so as to avoid or minimize the unavailability of Services and to maintain the Uptime Service Level, by providing Licensee reasonable advance notice prior to conducting Facility Maintenance that is planned or expected to interrupt the availability of Services; provided, however, that, Licensor may conduct emergency Facility Maintenance without prior notice to Licensee.

4.2.  Licensor’s Rights and Obligations Regarding Services.

4.2.1 During the License Term, Licensor shall take commercially reasonable efforts to provide the Services to the Premises to permit Licensee to use the Equipment to mine the Digital Assets to the extent power is available. During the License Term, Licensor use its commercially reasonable efforts to provide the Services with an average Uptime of at least 95.0% during each rolling 365- day period in the License Term (such Uptime percentage, the “Uptime Service Level”); provided, however, that any calculation of Uptime Service Level shall not commence until the Facility achieves full electrical capacity (40 MW). “Uptime” means for a period of determination, the number of hours the full Reserved Power is available to Licensee divided by the total number of hours in such period. “Downtime” means any period during which the full Reserved Power is not available to Licensee. For avoidance of doubt, any interruption caused by the power provider shall not be deemed a default by Licensor of its obligations hereunder.

4.2.2 Licensor shall use its technical expertise and commercially reasonable efforts as may be required for the satisfactory performance of the Services.

4.2.3 Licensor may, at its expense, subcontract with any Person for the provision of the Services hereunder; provided, however, that, Licensor shall not be relieved of any of its obligations under this License by the appointment of such subcontractor.

4.2.4 Licensor shall take commercially reasonable efforts to provide reasonable and customary physical security of the Premises, including, but not limited to, security systems, security cameras, security personnel and other security items or procedures. Physical security of the Premises shall be provided twenty four hours a day and seven days a week.

4.2.5 Licensor shall establish procedures relating to Licensee access to (including key cards), and grant Licensee reasonable access to, the Premises and its Servers at all times during the term of this License for commercial purposes, including maintenance of the Servers and the Antbox.

4.2.6 Licensor shall take measures in line with international best practices expected of a skilled provider of such services to limit damage or destruction to Licensee’s Equipment (such as fire dampers, etc.). Licensor shall further keep Licensee reasonably informed regarding emergencies, interruptions, maintenance, security breaches, etc. that are affecting or might affect the Services and/or Equipment.

4.2.7 Without limiting the generality of Section 4.4 or other prohibitions under this License, Licensor shall not breach or terminate the Master Lease, or consent to or permit the termination of the Master Lease, during the term of this License without the prior written consent of Licensee.

4.2.8 In performing its obligations and exercising its rights under this License, Licensor shall comply (and shall require Licensor’s personnel and agents involved in Licensor’s performance under this License to comply) with all applicable Laws relating to or affecting this License or the services to be performed by Licensor hereunder, and that Licensor shall obtain and maintain all permits, licenses, and consents required in connection with the operation of the Facility (but not those permits, etc. which are required by Licensee’s specific use).

4.2.9 Without limiting the generality of Section 4.4 or other prohibitions under this License, Licensor shall not:

4.2.9.1 permit the exercise of rights to handle the Servers by any Person that, to the best of Licensor’s knowledge, has been convicted of a crime involving dishonesty or breach of trust or that is otherwise unauthorized or lacks any requisite approval, certification, consent, waiver, variance, exemption, declaratory order, exception, license, filing, registration, permit, or other authorization; or

4.2.9.2 allow, to the extent commercially reasonable and within Licensor’s control, the Servers to be subject to surveillance or manipulation by any Person other than Licensor or its Representatives that have a need to do so in connection with the performance of the Services, including allowing monitoring devices, speed limiting software or hardware, or the addition of any type of malware (virus, Trojans, etc.) to be introduced to Licensor’s network or facilities; or

4.2.9.3 in any manner (i) rent, lease, lend, sell, assign, or allow access to any of the Servers to any Person (other than access by a Representative of Licensee, or a Representative of Licensor that has a need for such access to perform the Services); (ii) reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to the source code of any software, in whole or in part, on the Servers; (iii) remove any proprietary notices or marks from the Servers; (iv) unless approved in writing by Licensee in advance, swap-out, take off-line, disconnect, or take any action that could be expected to degrade performance of the Servers, other than Curtailment; or (v) unless approved in writing by Licensee in advance, stress test the hardware of the Servers or perform any penetration or intrusion testing.

4.3.  Licensee’s Rights and Obligations Regarding Services.

4.3.1 Licensee shall respond promptly to any reasonable requests from Licensor for instructions, information, or approvals required by Licensor to provide the Services.

4.3.2 Licensee is solely responsible for providing all Equipment necessary to operate within the Licensor’s Premises and cabinets, including the Equipment hashboards, controller board, case assembly, fan, and power unit.

4.3.3 Licensee shall be solely responsible for making all significant choices related to mining the Digital Assets, including the type and number and type of Equipment, which Digital Assets to mine, whether to participate in one or more mining pools and, if so, which ones to use, when and to whom to sell any Digital Assets, the sale of Equipment, and whether or not to convert any Generated Digital Assets to another Digital Asset or to fiat currency, and how to complete such conversion.

4.3.4 Licensee shall adhere to Licensor’s specifications, procedures, rules, and regulations, including, without limitation, Equipment labeling and tracking and security practices and policies for the Facility, all of which are incorporated herein by this reference.

4.3.5 Licensee shall not remove any Equipment from a Facility or alter any Equipment in any manner whatsoever without the prior written consent of Licensor.

4.3.6 Licensee shall take all steps necessary, including obtaining any required licenses or consents, to prevent Licensee-caused delays in Licensor’s provision of the Services. If any software or services of a third party are required for the performance or use of the Services (“Third Party Services”), Licensee shall be solely responsible for procuring, maintaining, paying for and enforcing such Third Party Services. Licensee shall be responsible, at Licensee’s sole cost and expense, to monitor the operation of the Equipment, including but not limited to any mining pools or other Third Party Services.

4.3.7 Licensee will at all times comply with all applicable federal, state and local laws, rules and regulations, and administrative or judicial orders or decrees (collectively, “Laws”) of any applicable Governmental Authority, including, without limitation, Money Service Business regulations under the Financial Crimes Enforcement Network (“FinCen”); state money transmission laws; laws, regulations, and rules of relevant tax authorities; applicable regulations and guidance set forth by FinCEN; the Bank Secrecy Act of 1970; the USA PATRIOT Act of 2001; AML/CTF provisions as mandated by U.S. federal law and any other rules and regulations regarding AML/CTF; issuances from the Office of Foreign Assets Control (“OFAC”); the National Futures Association; the Financial Industry Regulatory Authority; and the Commodity Exchange Act.

4.3.8 Licensee shall provide Licensor with programmatic access through an application programming interface to Licensee’s Server management console for the purpose of Licensor initiating reductions in power use as permitted herein. Licensee shall also provide Licensor with read-only access to Licensee’s Server management console to enable Licensor to verity that power use reductions have been successfully executed. If Licensee modifies Licensor’s power use reductions, Licensee shall be responsible for paying all related charges, fees and fines from the energy provider.

4.3.9 Licensee shall at all times comply with all applicable terms of the Master Lease.

4.4. Interruption of Use. Licensor shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Licensee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the Services or utilities as set forth in this SECTION 4 or elsewhere in this License. As a material inducement to Licensor’s entry into this License, Licensee waives and releases any rights it may have to make repairs at Licensor’s expense or acquire substitute Services under any applicable Laws now or hereafter in effect.

4.5. Responsibility for Equipment. Licensee is responsible for costs and expenses regarding the installation, repair, replacement and removal of Licensee Equipment and tariffs, taxes, shipping costs or other expenses associated with owning, shipping, importing or transporting Licensee Equipment.

SECTION 5

OWNERSHIP

5.1. Ownership of Equipment. The Parties agree that the Equipment is and shall remain the exclusive property of Licensee and shall not be deemed to become a fixture or fitting or otherwise attached to the Land, Facility, or Premises or otherwise so related to any of the foregoing as to give rise to a similar interest to Licensor under applicable real estate law. Licensor shall not allow any additional lien, security interest, or other encumbrance to attach to any of the Equipment without Licensee’s express written consent, and shall defend and hold Licensee harmless from any claim by a third party of any such lien, security interest, or encumbrance.

5.2. Ownership of Licensor Materials. Licensor hereby retains all rights, title and interest in and to all racking, connectors, fittings, parts and other materials used or provided by Licensor at the Premises to provide the Services.

SECTION 6

INSURANCE

6.1. Licensee agrees to maintain the following insurance, at its expense, during the License Term, with insurers having a minimum AM Best rating of A- VII or S&P rating of A: (i) Commercial General Liability Insurance with a limit of US $5,000,000 per occurrence, US $5,000,000 in the aggregate (or the local currency equivalent), provided these limits may be achieved through a combination of primary and excess policies and such insurance will include coverage for bodily injury and property damage; (ii) workers compensation insurance with a limit of US $2,000,000 per occurrence and US $2,000,000 in the aggregate.

6.2. Licensee will furnish Licensor with certificates of insurance upon request that evidence the minimum levels of insurance set forth herein, list Licensor as an additional insured or interested party on the Commercial General Liability Insurance and designate that Licensee’s insurance is primary and non-contributory. Licensee shall provide at least thirty (30) days’ prior written notice to Licensor of any non-renewal or cancellation of the policies referenced above.

6.3. Licensee shall, at Licensee's expense, procure and maintain throughout the License Term a policy or policies of insurance insuring all of the Equipment and fixtures installed at the Premises against loss due to fire and other casualties included in standard extended coverage insurance policies, in an amount equal to the replacement cost thereof (“Property Insurance by Licensee”). All insurance required under this Lease shall be issued by insurers having a minimum AM Best rating of A- VII or S&P rating of A. Such insurers shall be authorized to do business in the state in which the Facility is located.

6.4. Licensor shall, at Licensor's expense, procure and maintain throughout the License Term a policy or policies of insurance insuring the Facility and the Premises against loss due to fire and other casualties included in standard extended coverage insurance policies, in an amount equal to the replacement cost thereof. Licensor shall also maintain such insurance as is customarily carried by reasonably prudent licensors of datacenters in the city in which the Property is located.

6.5. The Licensee's insurance policies shall be endorsed to provide the Lessor with a 30 day Notice of Cancellation for reasons other than nonpayment of premium, and a 10 day Notice of Cancellation for the reason of nonpayment of premium. Such endorsements shall be attached to the Certificate of Insurance. If any insurer does not make available such endorsement(s), as an alternative, Licensee or Licensee's insurance agent or broker shall provide a written statement that the responsible party will endeavor to provide the required Notices of Cancellation. Acceptance of such alternative notice is subject to the sole discretion of the Licensor.

SECTION 7

REPRESENTATIONS AND WARRANTIES

7.1. Licensor Representations and Warranties. Licensor hereby represents and warrants to Licensee that:

7.1.1 Licensor has the full right, power, and authority to enter into this License, to grant the rights granted herein, and to perform fully all of its obligations in this License, and that the execution of this License by its representative, whose signature is set forth below, has been duly authorized by all necessary corporate action.

7.1.2 Licensor’s entering into this License with Licensee, and Licensor’s licensing of the Premises and performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Licensor is subject.

7.1.3 It will perform its obligations under this License in a professional and reliable manner, consistent with generally accepted industry standards.

7.1.4 Licensor is aware of the intended use of the Premises and warrants that the Premises are fit for such purposes.

7.1.5 There is no claim, litigation or proceeding pending or threatened against Licensor or any Licensor affiliate that could reasonably be expected to affect Licensor’s performance hereunder.

7.2. Licensee Representations and Warranties. Licensee hereby represents and warrants to Licensor that:

7.2.1 Licensee has the full right, power, and authority to enter into this License, to grant the rights granted herein, and to perform fully all of its obligations in this License, and that the execution of this License by its representative, whose signature is set forth below, has been duly authorized by all necessary corporate action.

7.2.2 Licensee’s entering into this License with Licensor and Licensee’s performance of its obligations hereunder do not and will not conflict with or result in any breach or default under any other agreement to which Licensee is subject.

7.2.3 Licensee owns and has good title to the Antbox, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

7.2.4 The Equipment is in good condition and is adequate for the purpose it will be used, and is not in need of maintenance or repair except for ordinary, routine maintenance and repairs.

7.2.5 Licensee’s performance of its obligations hereunder and receipt of the Digital Assets will not violate any applicable Laws or require the consent of any third party; provided, Licensee’s receipt of Digital Assets with respect to certain equipment and use thereof may be subject to limitations or consents of third parties.

SECTION 8

CONFIDENTIALITY

8.1. Definition of Confidential Information. Each Party (as “Disclosing Party”) may from time to time disclose or make available Confidential Information to the other Party (as the “Receiving Party”). Subject to Section 8.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic, or otherwise) that one Party discloses to the other, relating to the Disclosing Party’s technology, intellectual property, trade secrets, business operations, strategies, customers and pricing, financial information, employee information, in each case whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall also include information with respect to which the Disclosing Party has contractual or other confidentiality obligations, if the Disclosing Party has informed the Receiving Party of such obligations.

8.2. Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information’s being disclosed or made available to the Receiving Party in connection with this License; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its representatives’ noncompliance with this License or any other agreement between the Parties; (c) was or is received by the Receiving Party on a nonconfidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

8.3. Restrictions. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall (a) not access or use, or permit the access or use of, Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this License; (b) except as may be permitted by and subject to its compliance with Section 8.4, not disclose or permit access to Confidential Information other than to its Representatives who (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this License; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section 8.3; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 8.3; and (c) safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a commercially reasonable degree of care.

8.4. Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Laws to disclose any Confidential Information, then, to the extent permitted by applicable Law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 9.3; and (b) provide commercially reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the Notice and assistance required under this Section 9.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose.

8.5. Return or Destruction of Confidential Information. Within thirty (30) days after the Disclosing Party’s written request at any time and subject to any contrary obligations under applicable Law, the Receiving Party shall at the Disclosing Party’s direction promptly return or destroy and erase from all systems it uses or controls (a) all originals and copies of all documents, materials and other embodiments and expressions in any form or medium that contain, reflect, incorporate, or are based on the Disclosing Party’s Confidential Information, in whole or in part, or (b) solely such specific Confidential Information as the Disclosing Party may request, and provide a written statement to the Disclosing Party certifying that it has complied with the requirements of this Section 8.5. Notwithstanding the foregoing, subject to the requirements above, no Party shall be obligated to erase copies of Confidential Information maintained on backup systems in accordance with its policies, in each case subject to the continuing confidentiality, security and other requirements of this License and with the agreement that the Receiving Party shall not use such Confidential Information for any purpose.

SECTION 9

ASSIGNMENT AND TRANSFERS

9.1. Restrictions on Transfers; Licensor’s Consent. Licensee shall not, without the prior written consent of Licensor, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this License or any interest hereunder, permit any assignment, or other transfer of this License or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license, or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Licensee and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”); provided, notwithstanding the foregoing, Licensee may enter into a hosting agreement with respect to Servers owned by third parties and host such Servers on the Premises otherwise in accordance with this License with the prior approval of Licensor, which will not be unreasonably withheld and which will include, but not be limited to, Bitmain Technologies Limited and any of its subsidiaries. Licensor may withhold consent for any reason whatsoever at Licensor’s sole discretion. Any purported assignment or transfer in violation of this Section will be void and of no force and effect. This License shall inure to the benefit of the Parties and their respective permitted successors and assigns.

9.2. Licensor’s Recapture Rights. If Licensee purports to make any Transfer in violation of Section 9.1, then Licensor shall have the right (but not the obligation) exercisable by written notice to Licensee, to elect to cancel and terminate this License.

SECTION 10

ESTOPPEL CERTIFICATES

Within eight (8) days following a request in writing by Licensor, Licensee shall execute, acknowledge and deliver to Licensor an estoppel certificate, which, as submitted by Licensor, shall be substantially in the form of Exhibit C, attached hereto (or such other form as may be required by any existing or prospective equipment lessor, equipment lender, mortgagee or other financing party (each individually a “Secured Party”), or ground lessor or purchaser of the Facility, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Licensor or Secured Party, ground lessor or purchaser of the Building as the case may be. Any such certificate may be relied upon by any Secured Party or any prospective ground lessor or purchaser of all or any portion of the Building. Failure of Licensee to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Licensee that the statements included in the estoppel certificate are true and correct, without exception.

SECTION 11

SUBORDINATION

11.1. Master Lease. Licensor and Licensee acknowledge that Licensor is not the owner of the Facility but is lessee under the Master Lease, and that Licensor’s and Licensee’s rights under this License are subject to the terms and conditions of the Master Lease.

11.2. Subordination. Without the necessity of any additional document being executed by Licensee for the purpose of effecting a subordination, this License shall be subject and subordinate at all times to ground or underlying leases, including, without limitation, the Master Lease, to the lien of any Secured Party now or hereafter placed on, against or affecting the Facility, any equipment thereon or Licensor’s rights under this License, or to any ground or underlying lease; provided, however, that if the lessor or Secured Party elects to have Licensee’s interest in this License be superior to any such instrument, then, by Notice to Licensee, this License shall be deemed superior, whether this License was executed before or after said instrument. Prior to the execution of this License, Licensor has provided Licensee a true, complete and correct copy (excluding confidential commercial terms) of all ground or underlying leases to which this License shall be subject and subordinate. Promptly upon execution, Licensor shall provide to Licensee copies of all amendments to any such all ground or underlying leases to which this License shall be subject and subordinate. In no event shall Licensor execute any amendment to any ground or underlying leases to which this License shall be subject and subordinate that materially increase Licensee’s liabilities or obligations, or materially decrease or affect Licensee’s rights and remedies, under this License.

SECTION 12

CASUALTY; EMINENT DOMAIN

12.1. If at any time during the License Term, a material portion of the Land, the Facility, or the Premises shall be (i) damaged or destroyed by fire or other casualty (a “Casualty”), or (ii) taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof (a “Taking”), so that, in either case, the use of the Premises is materially impaired, then Licensor shall have the right to elect, in Licensor’s sole and absolute discretion, to either (a) terminate this License by delivery of written notice to Licensee or (b) to continue this License, in which case, Licensor shall repair and reconstruct the Facility and Premises (but not the Equipment, or any of Licensee’s property) to substantially the same condition in which they existed immediately prior to such Casualty or Taking.

12.2. In the event that this License is terminated as herein permitted, Licensor shall refund to Licensee any prepaid Base License Fee less any sum then owing Licensor by Licensee. If the License is not terminated pursuant to Section 12.1, the Base License Fee shall abate proportionately during the period and to the extent that the Premises is unfit for the use contemplated hereunder and is actually is not used by Licensee as contemplated hereunder, and this License shall continue in full force and effect, and such repairs shall be made in accordance with Section 12.1 above, subject to delay caused by a Force Majeure Event (as defined below).

SECTION 13

SURRENDER OF PREMISES; HOLDING OVER

13.1. Surrender. Upon the expiration or termination of the License Term, Licensee’s right to have its Equipment occupy the premises shall cease and Licensee shall have no right to access or otherwise possess the Premises.

13.2. Removal of Equipment. Upon expiration or termination of the License Term, Licensor shall, at Licensee’s sole cost and expense, remove all Equipment on the Premises and, at Licensee’s sole cost and expense, return such Equipment to Licensee in accordance with Licensee’s reasonable instructions. Licensee shall pay to Licensor, in advance, all shipping and handling costs, if any, for such returns, and bear risk of loss during shipping. Licensee will hold Licensor harmless from any damage caused to Equipment and/or the Facility during such pickup and removal of Equipment. If Licensee does not, within thirty (30) days of expiration or termination of this License, provide instructions to Licensor regarding the return of such Equipment, or otherwise remove the Equipment from the Premises and Facility, then Licensee shall be deemed to have abandoned such Equipment and to have authorized Licensor to make such disposition of such Equipment as Licensor may desire without liability for compensation or damages to Licensee. In the event that such Equipment is the property of someone other than Licensee, or a third party has any interest in the Equipment, Licensee shall indemnify and hold Licensor harmless from all Indemnified Claims (as defined below) arising out of, in connection with, or in any manner related to any removal, exercise or dominion over and/or disposition of such Equipment by Licensor.

13.3. Holding Over. Licensee shall have no right to hold over after the expiration of the License Term without Licensor’s consent. If Licensee does hold over, Licensee shall pay Licensor for each day Licensee retains possession of the Premises or part of them after termination of this License at the rate which shall be One Hundred Twenty-Five Percent (125%) of the amount of the License Fee for the last period prior to the date of such termination, prorated on a daily basis, and also pay all damages sustained by Licensor by reason of such retention.

SECTION 14

DEFAULTS; REMEDIES; TERMINATION

14.1. Events of Default by Licensee. The occurrence of any of the following shall constitute an event of default of this License by Licensee:

14.1.1 Any failure by Licensee to pay any Fee or any other charge required to be paid under this License, or any part thereof, when due unless such failure is cured within fifteen (15) days; or

14.1.2 Except where a specific time period is otherwise set forth for Licensee’s performance in this License, in which event the failure to perform by Licensee within such time period shall be a default by Licensee under this SECTION 14, any material failure by Licensee to observe or perform any other material provision, covenant or condition of this License to be observed or performed by Licensee where such failure continues for twenty (20) days after written Notice thereof from Licensor to Licensee; provided that if the nature of such default is such that the same cannot reasonably be cured within a twenty(20) day period, Licensee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default. The Notice periods provided above in this SECTION 14 are in lieu of, and not in addition to, any Notice periods provided by any applicable Laws.

14.1.3 Any default under the guarantee described in Section 3.1.5.

14.2. Remedies Upon Licensee Default. Upon the occurrence of any event of default by Licensee, Licensor shall have, in addition to any other remedies available to Licensor at Law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any Notice or demand whatsoever:

14.2.1 Terminate this License in accordance with Section 14.3, in which event Licensor may recover from Licensee the following:

(i) Any unpaid Fees which have been earned at the time of such termination; plus

(ii) Any unpaid Fees which would have been earned after termination; plus

(iii) Any other amount necessary to compensate Licensor for all the detriment proximately caused by Licensee’s failure to perform its obligations under this License or which in the ordinary course of things would likely result therefrom; and

(iv) At Licensor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.

14.2.2 Suspend the provision of the Services and/or disconnect the Equipment;

14.2.3 Direct all resulting proceeds to Licensor’s own account until Licensor has recovered all amounts due, including, without limitation, any reinstatement, disconnection or storage fees or costs.

14.2.4 Licensor shall at all times have the rights and remedies, without prior demand or Notice except as required by applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this License, or restrain or enjoin a violation or breach of any provision hereof.

14.3. Remedies Upon Licensor Default. Upon the occurrence of any breach of this Agreement by Licensor, Licensee shall have, in addition to any other remedies available to Licensee at Law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any Notice or demand whatsoever:

14.3.1 Assign one or more of its Representatives to, at Licensor’s cost and expense, supervise and work with Licensor to correct and mitigate the effects of Licensor’s breach;

14.3.2 Withhold and set-off payment of any Fees or other amounts due under this License against any damages awarded to Licensee as a consequence of such failure by a court of competent jurisdiction; and

14.3.3 Take any combination of the foregoing actions.

14.3.4 Licensee shall at all times have the rights and remedies, without prior demand or Notice except as required by applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this License, or restrain or enjoin a violation or breach of any provision hereof, including immediate injunctive relief prohibiting further actions inconsistent with Licensor’s obligations under this License.

14.4. Termination for Breach. Either Party may terminate this License for cause in the event a breach of any material provision of this License by such other Party remains uncured by the other Party for thirty (30) days following written Notice by the terminating Party; provided, in the case of a breach of Section 4.4.11 by Licensor, such period for cause shall be five (5) days following written Notice by Licensee as the terminating Party. In the event the Notified breach is incapable of cure, the non-breaching Party may terminate the Agreement immediately upon Notice to the other Party. In the event of a termination by Licensee due to a breach by Licensor (including any termination of the Master Lease as a result of a breach by Licensor of the Master Lease), in addition to any other remedies available under this License, Licensee shall be entitled to all costs of de-installation, removal, shipping and handling of Equipment (together with Antbox) to another location at the sole discretion of the Licensee.

14.5. Termination Due to Insolvency. Either Party may terminate this License upon Notice to the other Party, if the other Party becomes insolvent, makes or has made an assignment for the benefit of its creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcies which are dismissed within sixty (60) days), or has a receiver or trustee appointed for substantially all of its property.

14.6. Termination for Failure to Maintain Uptime Service Level. Licensee may terminate this License in the event that the Uptime Service Level is not maintained at a level of 95% for any period of 365 consecutive days, including due to power failures, and Internet availability, provided Licensee provides written notice of such termination within thirty (30) days of the end of such 365-day period.

14.7. Convenience Termination.

14.7.1 Licensor may terminate this License if, for a period of 30 consecutive days, Licensor’s cost of power in connection with the Services exceeds $0.057 per kWh; provided, Licensor may not terminate this License in accordance with this Section 14.7 if Licensee agrees to pay to Licensor an amount (not less than zero), in addition to the Fee, equal to (i) Licensor’s actual cost of power in connection with the Services plus (ii) $0.01 per kWh for the remainder of the License Term, which agreement may be subject to certain caps which, if exceeded, would then entitle Licensor to terminate again in accordance with this Section 14.7 to the extent such maximum amounts were exceeded; provided, in connection with such agreement by Licensee and continuation of the License, Licensee shall have the right to terminate the License thereafter upon not less than 30 days’ prior written notice.

14.7.2 Licensee may terminate this License upon 30 days prior written notice and payment on the termination date of liquidated damages equal to the Hypothetical Profits as defined and calculated on Exhibit D.

14.8. Effects of Termination. Except as set forth in Section 14.3, termination or expiration of this License shall not affect Licensee’s obligation to make payment of all unpaid and accrued Fees, if any, payable to Licensor as of the effective date of termination of this License. If this License is terminated for any reason, upon expiration of this License, or at Licensee’s option upon cessation of Services under this License due to a Force Majeure Event, Licensor shall provide Licensee with immediate and unconditional access to any Facility in which Licensor is hosting the Equipment to allow Licensee to modify, protect, or remove the Equipment.

14.9. Reservation of Rights. Any termination by Licensor under this Section shall be without prejudice to any damages or remedies to which it may be entitled from the Licensee. Without limiting the foregoing and other rights under this License, at law, in equity or otherwise, Licensor may suspend the Services, disconnect the Equipment, and/or operate Equipment for Digital Assets mining and other activities at Licensor’s sole discretion and direct all resulting proceeds to Licensor’s own account until Licensor has recovered all amounts due, including, without limitation, any reinstatement, disconnection or storage fees or costs, in the event Licensee fails to render the payments as required under this License.

14.10. Suspension of Services. Notwithstanding anything in this License to the contrary, Licensor may suspend its provision of all or a portion of the Services and disconnect all of a portion of Licensee Equipment immediately if Licensor determines in its sole discretion that: Licensee’s use of the Services or Licensee Equipment (i) may adversely impact or pose a security risk to Licensor’s operation or maintenance of the Licensor Facility or Licensor’s other Licensees; (ii) may subject Licensor to liability; or (iii) is not in compliance with this License or Licensor’s policies. Licensor will use commercially reasonable efforts to notify Licensee, which may be via email or telephone, of such suspension or disconnection. Licensor will use commercially reasonable efforts to reverse such suspension or disconnection as soon as reasonably practical after it is satisfied that Licensee has cured the acts or omissions giving rise to such suspension and disconnection. In connection with the foregoing, Licensor may charge a reinstatement fee as set forth in the applicable Order. Further, Licensor may terminate this License and all Orders if such suspension or disconnection continues for at least two (2) calendar days or occurs more than three (3) times in any twelve (12) month period. For clarity, during the period of suspension or disconnection, Licensee remains responsible for all fees and charges Licensee incurs during such period. Further, after the Effective Date, if Licensor determines in its sole and absolute discretion that as a result of any change in, or interpretation, introduction or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations, introduction or administration of the foregoing (a “Change in Law”), has resulted in an increase in Licensor’s cost of compliance with such Change in Law then Licensor may, in its commercially reasonable discretion, take certain actions, including, without limitation, the following actions, at Licensee’s sole risk and expense: (i) terminate this License, any or all Orders; and/or (ii) modify the Services as may be necessary to account for such Change in Law. Licensor will use commercially reasonable efforts to notify Licensee of such Licensor actions and the effective date of such actions.

14.11. Increased Costs. Further, and notwithstanding the Change in Law related costs above, after the Effective Date, if there are any increases, changes in, or introduction or administration of, any new taxes, levies, tariffs or governmental fees and charges with respect to the provision of Services, either (i) following notice by Licensor of such increases, changes or introduction or administration of, such fees and charges, and Licensor’s desire to pass through such costs to Licensee (“Increased Costs”), Licensee may notify Licensor of its refusal to accept such Increased Costs and to terminate this License unless Licensor agrees to assume such Increased Costs for its own account, Licensee, or (ii) if agreed to by Licensee, Licensor may, pass through all such amounts to Licensee and Licensee shall pay all Increased Costs in accordance with the payment and invoicing procedures as set forth in this License. In connection with the event under clause (i) in which Licensor does not agree to assume such Increased Costs for its own account, Licensor may terminate this License with thirty (30) days prior written notice to Licensor at any time within 60 days following delivery of notice by Licensee of the treatment of such Increased Costs.

14.12. Default Damages. Licensor and Licensee shall not be liable for any loss or damage whatsoever as a result of the exercise of its rights under this License. Upon termination of this License due to a breach or default by the other party, the terminating party shall be entitled to recover from breaching or defaulting party all loss or damages incurred by the terminating party as a result of such termination, outstanding fees, costs, charges, assessments, reimbursements, and expenses (including, without limitation, costs of collection and reasonable attorneys’ fees).

14.13. Compliance with Law. In addition to Section 4(f), the Licensor may terminate or suspend all or a portion of the Services if necessary to be in compliance with applicable Law. Licensor will use commercially reasonable efforts to notify Licensee, which may be via email or telephone, of such suspension. Licensee agrees that the Licensor shall have no liability whatsoever to Licensee for any damage, loss, expense or cost as a result of such termination or suspension.

SECTION 15.

LIMITATION OF LIABILITY

15.1. Services. Licensor does not guarantee that the Services will not be interrupted by outages or shortages of power which are planned or unplanned and outside of Licensor’s control, and Licensor will not be liable for the foregoing. Licensor does not guarantee the availability of Power Supply Services during the winter or peak hours of the day. There is a possibility of voluntary or involuntary downtime, curtailment by Licensor, the Facility or the Facility’s energy provider, or outages or shortages of power or loss of Internet connectivity. Licensor shall not be responsible for the consequences of such outages, except as expressly stated herein. Licensor shall not be responsible for any delay in operation of Equipment for any reason, including, without limitation, delay in receipt of Equipment, Force Majeure Events (as defined below), lack of available space, power or Internet connectivity, Facility electrical or network connectivity problems, or loss of power due to the transmission/distribution network. Licensee’s sole and exclusive remedy for any failure of Licensor to deliver the Services shall be claims for the License Fee Credits as described in item 5 of the Summary and Section 3 of this License, as well as rights to terminate the License in accordance with Section 14.

15.2. Equipment. Licensor has no responsibility or liability for any loss or damage to Equipment, including without limitation, failure to adhere to any manufacturer warranty, the voiding of any manufacturer warranty or loss of or inability to collect under any manufacturer warranty, unless directly caused by the gross negligence or willful misconduct of Licensor.

15.3. Waiver. Licensee hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Licensor, its partners, subpartners and their respective officers, agents, employees and independent contractors (collectively, “Licensor Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Licensee or by other persons claiming through Licensee, except as otherwise provided in this License.

15.4. Third Party Services. Licensor shall not be liable for the performance of any Third Party Services or any loss or damage arising from or associated with such Third Party Services.

15.5. Equipment and Digital Assets. Licensor does not own or operate the Equipment and does not own the underlying software protocols of Digital Asset networks that govern the operation of Generated Digital Assets. Licensor is not responsible for the operation of any underlying protocols and makes no guarantees regarding their security, functionality, or availability. Licensee understands that Licensor is not liable for the acts or omissions of any mining pool operator, or for price fluctuations in any Digital Asset, or the value thereof. Licensee acknowledges and agrees that Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets. Licensee understands that mining is an ever-changing and volatile endeavor and that there is no guarantee that Licensee will generate any set amount of Digital Assets.

15.6. Information Security. Licensee understands and agrees that use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provides the opportunity for unauthorized access to wallets, computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential, and Licensor does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. Licensor does not warrant that the Services or Licensee’s use will be uninterrupted, error-free, or secure. Use of any information transmitted or obtained by Licensee from Licensor’s network is at Licensee’s own risk. Licensor is not responsible for the accuracy or quality of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction, unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of any Digital Asset network or mining pool. Licensor does not control the transmission or flow of data to or from Licensor’s network and other portions of the Internet, including the Digital Asset networks. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by third parties. At times, actions or inactions of such third parties may impair or disrupt Licensor or Licensee’s connections to the Services. Licensor does not represent or warrant that such events will not occur, and Licensor disclaims any and all liability resulting from or related to such acts or omissions.

15.7. Force Majeure Events. Notwithstanding anything to the contrary in this License, and subject to the terms in this Section, Licensor shall not be responsible for any failure to perform, and will not be liable to Licensee for any damages to Licensee, as a result of any Force Majeure Event. “Force Majeure Event” means any event or circumstance that is beyond Licensor’s reasonable control, including, but not limited to, unforeseeable disruption or breakdown of Digital Assets and cryptocurrency markets (or other related financial markets); the interruption, suspension or restriction of trading on or the closure of any Digital Asset market or system; power or other mechanical or technological failures or interruptions; computer viruses or communications disruptions; work stoppages; any error by Licensee; any error by any mining pool operator; the insolvency of, or acts or omissions by a Digital Asset trading platform or market or the issuer of any Digital Asset; any error, or any loss, destruction, corruption or other inability to use or transfer any Digital Asset caused by the applicable blockchain or any other technology used to implement or operate any Digital Asset; any delay or failure of any Digital Asset issuer, the developer or operator of any technology used to implement or operate any Digital Asset, or any broker, agent, intermediary, bank or other commercially prevalent Digital Asset payment or clearing system to provide any information or services required in order to enable Licensor’s performance hereunder; the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction; acts of war; unforeseeable lack of electricity supplies, blackouts, brownouts, power shortages; government regulations; disease, epidemic or pandemic (including where an epidemic or pandemic has been declared at Licensor’s data center location); or any other issue outside of the reasonable control of Licensor. Licensor’s limitation on responsibility due to a Force Majeure Event applies only if: (a) Licensor takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Licensor provides Licensee with prompt and precise Notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Licensor’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event. If Licensor ceases its performance under this License due to a Force Majeure Event, then Licensee may exercise its rights to access and take control of the Equipment.

15.8. EXCEPT AS OTHERWISE SET FORTH IN THIS LICENSE, THE PREMISES, FACILITY AND SERVICES ARE PROVIDED “AS-IS” AND “AS AVAILABLE” AND LICENSEE’S USE OF THE PREMISES, FACILITY AND SERVICES IS AT LICENSEE’S OWN RISK. LICENSOR DOES NOT MAKE, AND HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, WHETHER IN FACT OR BY OPERATION OF LAW, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, THE PRICE OR LIQUIDITY OF ANY DIGITAL ASSET, MARKETABILITY, PROFITABILITY, NONINFRINGEMENT, OR TITLE. LICENSEE ACKNOWLEDGES AND AGREES THAT LICENSOR DOES NOT AND CANNOT CONTROL THE FLOW OF DATA OR POWER TO OR FROM LICENSOR’S NETWORK AND/OR THE INTERNET OR POWER GRID, WHICH ARE PROVIDED OR CONTROLLED BY THIRD PARTIES, AND THAT ACTIONS OR INACTIONS OF THIRD PARTIES CAN IMPAIR OR DISRUPT LICENSOR’S CONNECTIONS TO THE INTERNET OR POWER GRID (OR PORTIONS THEREOF) INCLUDING, WITHOUT LIMITATION, INTERRUPTIONS IN SERVICE CAUSED BY GOVERNMENT REGULATIONS OR ORDERS, SYSTEM CAPACITY LIMITATIONS OR LIMITATIONS IMPOSED BY, OR FAILURES OF, AN UNDERLYING COMMUNICATIONS CARRIER. LICENSOR WILL ENDEAVOR TO TAKE ACTIONS IT DEEMS APPROPRIATE IN ITS SOLE DISCRETION TO REMEDY AND AVOID SUCH EVENTS. HOWEVER, LICENSOR CANNOT AND DOES NOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR, AND LICENSOR DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS. LICENSOR HEREBY DISCLAIMS ALL RESPONSIBILITY FOR THE ACTS OR OMISSIONS BY LICENSOR’S OTHER CUSTOMERS AND CLIENTS AND OTHER THIRD PARTIES.

15.9. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR EITHER PARTY’S BREACH OF, OR OBLIGATIONS UNDER, SECTION 8 OR SECTION 16, AND EXCEPT FOR COSTS SET FOR IN SECTION 14.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, RELATING TO THE PARTY’S ENTRY INTO, PERFORMANCE, OR BREACH OF THIS LICENSE, REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. IN NO EVENT SHALL LICENSOR’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS LICENSE, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE FEES PAID TO OR RECEIVED BY LICENSOR UNDER THIS LICENSE IN THE TWELVE (12) MONTHS’ PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. IN NO EVENT SHALL LICENSEE’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS LICENSE, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE UNPAID BASE LICENSEE FEES DUE AND TO BECOME DUE DURING THE REMAINING LICENSE TERM (WITHOUT REGARD TO ANY EARLY TERMINATION).

16.1. Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its officers, directors, members, employees, agents, successors, and assigns against all damages, assessments, costs, fees, expenses, charges, penalties, fines, settlements, losses and other liabilities of any kind or nature, including reasonable attorneys’ fees and legal costs asserted by a third party (the “Indemnified Claims”) arising out of or resulting from (a) death, personal injury, bodily injury or property damage caused by Licensee or Licensee’s Equipment; (b) Licensee’s gross negligence, willful misconduct, or non-compliance with applicable Laws, and/or (c) Licensee’s material breach of any representation, warranty, covenant, or obligation under this License.

SECTION 16

INDEMNIFICATION

16.2. Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its officers, directors, members, employees, agents, successors, and assigns against all Indemnified Claims arising out of or resulting from (a) Licensor’s gross negligence, willful misconduct, non-compliance with applicable Laws with respect to the Services and the Facility, and/or (b) Licensor’s material breach of any representation, warranty, covenant, or obligation of Licensor under this License.

16.3. Indemnification Procedure. The indemnified party shall give prompt written Notice to the indemnifying party of any Indemnified Claim, provided that the indemnifying party’s obligations shall not be affected by any delay or failure in respect of such Notice except to the extent that the indemnifying party is actually prejudiced thereby. The indemnified party shall provide reasonable cooperation to the indemnifying party in its defense of any Indemnified Claim. The indemnifying party shall have control over the defense of any Indemnified Claim, except that it may not agree to settle any claim without the indemnified party’s written consent if such settlement imposes any liability or other obligation on the indemnified party. The indemnified party shall take reasonable actions to mitigate any losses (if applicable) for which it seeks indemnification.

16.4. Insurance. Neither party’s agreement to indemnify the other pursuant to this SECTION 16 is intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by a party hereto pursuant to the provisions of this License, to the extent such policies cover the matters subject to such party’s indemnification obligations.

17.1. Modification of License. Should any current or prospective ground lessor for the Land or Facility or any Secured Party require a modification of this License, which modification will not cause an increased cost or expense to Licensee or in any other way materially and adversely change the rights and obligations of Licensee hereunder, then and in such event, Licensee agrees that this License may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Licensor within ten (10) days following a request therefor.

SECTION 17

MISCELLANEOUS PROVISIONS

17.2. Partial Invalidity. If any term, provision or condition contained in this License shall, to any extent, be invalid or unenforceable, the remainder of this License, or the application of such term, provision or condition shall not be affected thereby, and each and every other term, provision and condition of this License shall be valid and enforceable to the fullest extent possible.

17.3. Entire Agreement. This License, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

17.4. Assignment. This License shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Licensee acknowledges that, without limitation, Licensor may assign its interest in this License to a Secured Party as additional security and agrees that such an assignment shall not release Licensor from its obligations hereunder and that Licensee shall continue to look to Licensor for the performance of its obligations hereunder.

17.5. Waiver of Redemption by Licensee. Licensee hereby waives, for Licensee and for all those claiming under Licensee, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Licensee’s right of occupancy of the Premises after any termination of this License.

17.6. Waiver. No provision of this License shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. Except as otherwise set forth in this License, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this License will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The subsequent acceptance of Fees hereunder by Licensor shall not be deemed to be a waiver of any preceding breach by Licensee of any term, covenant or condition of this License, other than the failure of Licensee to pay the particular Fees so accepted, regardless of Licensor’s knowledge of such preceding breach at the time of acceptance of such Fees.

17.7. Notices. All notices, demands, statements, designations, approvals or other communications (each a “Notice” and collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing and shall be (a) sent by United States certified or registered mail, postage prepaid, return receipt requested, (b) delivered by a nationally recognized overnight courier, or (c) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Licensee at the appropriate address set forth in Item 9 of the Summary, or to such other place as Licensee may from time to time designate in a Notice to Licensor, or to Licensor at the appropriate address set forth in Item 10 of the Summary, or to such other places as Licensor may from time to time designate in a Notice to Licensee. Any Notice will be deemed given upon the earlier of (i) three (3) days after the date it is posted if sent by registered or certified mail, (ii) the date the overnight courier delivery is made or attempted to be made, or (iii) the date personal delivery is made.

17.8. Relationship of the Parties. Nothing contained in this License shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Licensor and Licensee other than licensor and licensee. Licensor shall have no obligations hereunder to any Person other than Licensee or any Person claiming through Licensee, and no other parties shall have any rights hereunder as against Licensor.

17.9. Attorneys’ Fees. In the event that either Licensor or Licensee should bring suit for the possession of the Premises, for the recovery of any sum due under this License, or because of the breach of any provision of this License or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action goes to judgment.

17.10. Governing Law; WAIVER OF TRIAL BY JURY. This License, including all exhibits, schedules, attachments, and appendices attached to this License and thereto, and all matters arising out of or relating to this License, are governed by, and construed in accordance with, the laws of the state where the Premises are located, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of that state. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LICENSOR AND LICENSEE HEREBY CONSENT TO (a) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE COUNTY OF SPARTANBURG IN THE STATE OF SOUTH CAROLINA, U.S.A., (b) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY SOUTH CAROLINA LAWS, AND (c) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE, THE RELATIONSHIP OF LICENSOR AND LICENSEE, LICENSEE’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

17.11. Counterparts. This License may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single agreement.

17.12. Survival. Any provision of this License, which, by its nature, should survive termination or expiration of this License will survive any such termination or expiration including, without limitation, SECTION 8, SECTION 15, SECTION 16, and SECTION 17.

17.13. SECURED PARTY. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT NO SECURED PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATIONS, THE CONDITION OF THE PREMISES OR EQUIPMENT PROVIDED BY LICENSOR TO LICENSEE, ITS MARKETABILITY OR ITS FITNESS FOR A PARTICULAR PURPOSE. LICENSEE FURTHER ACKNOWLEDGES AND AGREES THAT, IN CONNECTION WITH ITS RIGHTS AND OBLIGATIONS UNDER THIS LICENSE, IT WILL COMPLY WITH ANY INSTRUCTIONS PROVIDED BY A SECURED PARTY IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREOF.

SECTION 18

ANTBOX LEASE

18.1 Antbox Lease. For the duration of the License Term, Licensee hereby leases the Antbox to Licensor (the “Antbox Lease”) for installation of the Antbox on the Land and the licensing of the Premises to Licensee. Licensor shall pay Licensee the Antbox Lease Fee on a monthly basis; provided, however, that Licensee shall be entitled to offset amounts payable as License Fees in accordance with Section 3.2 of the Summary and, in such event, Licensor shall not be obligated to pay the Antbox Lease Fee.

18.2 Purchase Option. Upon payment of all Antbox Lease Fees, Licensor shall pay the final Antbox Lease Fee and have the option to purchase the Antbox for a purchase price of $1.00 per Antbox. Licensor shall not remove the Antbox during the License Term, and hereby grant Licensee the right to use such Antbox on the Premises in accordance with the License and rights with respect to the other Equipment during the License Term.

IN WITNESS WHEREOF, Licensor and Licensee have caused this License to be executed as of the Effective Date.

“Licensor”:		“Licensee”:

BV Power Alpha LLC		Blue Ridge Digital Mining LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Jerry Tang	By:	/s/ Ruslan Zinurov
Name:	Jerry Tang	Name:	Ruslan Zinurov
Title:	Manager	Title:	CEO

By:	/s/ Joseph Chu
Name:	Joseph Chu
Title:	Manager

EXHIBIT A

EQUIPMENT SCHEDULE

Summary:

TYPE(s)[1] (Manufacturer Name and Model Number)	QUANTITY	UNIT ASSUMED MONTHLY POWER (KWh)[2] (Unit Assumed Power x 24 hours x 365 days per year / 12 months)
Bitmain S19jPro	11,200	2,226,500
Bitmain S19XP	1000	2,197,300

“Licensor”:		“Licensee”:

BV Power Alpha LLC		Blue Ridge Digital Mining LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Jerry Tang	By:	/s/ Ruslan Zinurov
Name:	Jerry Tang	Name:	Ruslan Zinurov
Title:	Manager	Title:	CEO
Date:	9/30/2022	Date:	9/28/2022

By:	/s/ Joseph Chu
Name:	Joseph Chu
Title:	Manager
Date:	9/28/2022

[1]	All Equipment must meet the criteria set forth in the applicable Datacenter Rules and Regulations as of the date of delivery of the Equipment.

[2]	Unit Assumed Power is determined based on manufacturer’s specifications.

EXHIBIT B

SCHEDULE OF ANTBOX TO BE DELIVERED AND LOCATED ON THE PREMISES

60 Antbox

EXHIBIT C

FORM OF LICENSEE’S ESTOPPEL CERTIFICATE

The undersigned as Licensee under that certain DIGITAL ASSET MINER CO-LOCATION LICENSE (the “License”) made and entered into as of September 27, 2022 made by and between BV Power Alpha LLC, a limited liability company organized under the laws of the State of Delaware (“Licensor”), and Blue Ridge Digital Mining LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”), for certain premises located at the land identified in Spartanburg County, South Carolina tax map number 6-32-00-012.00 (the “Building”), certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the License and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises and the Building. All terms used herein that are defined in the License shall have the same meanings herein as therein unless otherwise defined herein.

2. The undersigned currently occupies the Premises described in the License, the License Term commenced on [   ], and the License Term expires on [   ], 2026, and the undersigned has no option to terminate or cancel the License or to purchase all or any part of the Premises or the Building. Except as expressly set forth in the License, Licensee has no rights to use or occupy any areas of the Building other than the Premises.

3. Base License Fees became payable on [DATE FEES BECAME PAYABLE].

4. The License is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Licensee has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. All monthly installments of Base License Fees, all Other Fees and all other charges have been paid when due through [DATE]. The current monthly installment of Base License Fees is [$AMOUNT OF LICENSE FEES].

7. All conditions of the License to be performed by Licensor necessary to the enforceability of the License have been satisfied and Licensor is not in default thereunder. In addition, the undersigned has not delivered any notice to Licensor regarding a default by Licensor thereunder.

8. No Base License Fee has been paid more than thirty-one (31) days in advance and no security has been deposited with Licensor except as provided in the License.

9. As of the date hereof, there are no existing defenses or offsets, to the undersigned’s knowledge, claims or any basis for a claim that the undersigned has against Licensor.

10. If Licensee is a corporation, limited liability company or partnership, each individual executing this Estoppel Certificate on behalf of Licensee hereby represents and warrants that Licensee is a duly formed and existing entity qualified to do business in Delaware and that Licensee has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Licensee is authorized to do so.

11. There are no actions pending against the undersigned under the bankruptcy or similar laws.

12. Licensee is in compliance with all applicable federal, state and local laws, rules and regulations, and administrative or judicial orders or decrees (collectively, “Laws”) of any applicable Governmental Authority, including, without limitation, Money Service Business regulations under the Financial Crimes Enforcement Network (“FinCen”); state money transmission laws; laws, regulations, and rules of relevant tax authorities; applicable regulations and guidance set forth by FinCEN; the Bank Secrecy Act of 1970; the USA PATRIOT Act of 2001; AML/CTF provisions as mandated by U.S. federal law and any other rules and regulations regarding AML/CTF; issuances from the Office of Foreign Assets Control (“OFAC”); the National Futures Association; the Financial Industry Regulatory Authority; and the Commodity Exchange Act.

13. The undersigned acknowledges that this Estoppel Certificate may be delivered to Licensor or to a prospective ground lessor, prospective purchaser or Secured Party, and acknowledges that said prospective ground lessor, prospective purchaser or Secured Party will be relying upon the statements contained herein in making the loan, entering into such loan, ground lease or equipment lease or acquiring the property of which the Premises are a part (as the case may be) and that receipt by it of this certificate is a condition of making such loan, entering into such ground lease or equipment lease, or acquiring such property (as the case may be).

IN WITNESS WHEREOF, Licensee has executed this Estoppel Certificate as of the date set forth below.

LICENSEE

By:

Name:

Dated:

EXHIBIT D

HYPOTHETICAL

PROFITS

“Hypothetical Profits” shall be determined as the net present value of:

(1)	the Base License Fees for the remaining License Term (the “Remaining License Period”), minus

(2)	the Assumed Power Rate multiplied by the Assumed Monthly Power for the Remaining License Term, minus

(3)	O&M Costs for the Remaining License Term, determined based on the most recent average monthly O&M Costs for the twelve (12) months including and ending with the most recent completed calendar month prior to the date of notice of termination by Licensee.

The net present value shall be calculated based on a discount rate of 10%.

In connection with the foregoing, Licensor shall provide to Licensee promptly, and within 60 days following the date of notice of termination by Licensee, financial statements of Licensor including O&M Costs with respect to the twelve (12) months including and ending with the most recent completed calendar month prior to the date of notice of termination by Licensee.

EXHIBIT E

FORM OF GUARANTEE AGREEMENT

This guarantee agreement (“Agreement”) is made and entered between BV Power Alpha LLC, a limited liability company organized under the laws of the State of Delaware (hereafter referred as “BV”) and Merkle Standard LLC, a limited liability company organized under the laws of the State of Delaware (hereafter referred as the “the Guarantor” / “Merkle”) as of September , 2022 (“Effective Date”).

1.	BV and Blue Ridge Digital Mining LLC (“Blue Ridge”) are parties to and have entered into an agreement under the Digital Asset Miner Co-location License dated September , 2022 (“License”) in which BV will provide digital asset miner hosting services to Blue Ridge.

2.	Merkle guarantees the proper fulfillment of the obligations of Blue Ridge stipulated by the License. The Guarantor undertakes to be jointly and severally liable to BV for the execution of all obligations by the Licensee, including, but not limited to:

●	Payment of all fees due.

●	Payment of penalties, if incurred, for non-fulfillment or improper fulfillment by Blue Ridge of its obligations.

●	Reimbursement of legal costs for debt collection and other losses of BV related to non-fulfillment or improper fulfillment by Blue Ridge of its obligations.

3.	By signing this Agreement, the Guarantor confirms that it knows the full text of the License and all additions and appendices thereto, a copy of the License and all additions and appendices there to have been received by the Guarantor.

4.	This Agreement comes into force from the moment it is signed by both Parties.

5.	This Agreement is drawn up in two copies having the same legal force, one for each of the Parties.

6.	BV may at any time and from time to time, without notice to the undersigned, take any or all of the following actions without affecting or impairing the liability and obligations of the undersigned on this Agreement:

a.	grant an extension or extensions of time of payment of any payment or time for performance of any obligation under the License;

b.	modify or amend the License or any term thereof, or any obligation of Blue Ridge arising thereunder;

c.	consent to any assignment or assignments, sublease or subleases and successive assignments or subleases by Blue Ridge or Blue Ridge’s assigns or sublessees; and/or

d.	consent to an extension or extensions of the term of the License.

7.	The liability of the Guarantor under this Agreement shall in no way be affected or impaired by any failure or delay in enforcing any payment or obligation or this Agreement or any security therefor or in exercising any right or power in respect thereto, or by any compromise, waiver, settlement, change, subordination, modification or disposition of any payment or obligation or of any security therefor. In order to hold the Guarantor liable hereunder, there shall be no obligation on the part of BV, at any time, to resort for payment to Blue Ridge or any other guaranty or to any security or other rights and remedies, and BV shall have the right to enforce this Agreement irrespective of whether or not other proceedings or steps are pending or being taken seeking resort to or realization upon or from any of the foregoing.

8.	The Guarantor waives all diligence in collection or in protection or any security, presentment, protest, demand, notice of dishonor or default, notice of acceptance of this Agreement, notice of any extensions granted or other action taken in reliance hereon and all demands and notices of any kind in connection with this Agreement.

9.	In the event that Guarantor defaults on any third-party debt obligation in excess of $500,000 and does not cure such default within 30 days of its occurrence, such failure shall be a default under this Agreement.

10.	This Agreement shall be continuing, absolute and unconditional and remain in full force and effect until all payments under the License are made, all obligations under the License are performed, and all obligations of the undersigned under this Agreement are fulfilled.

11.	This Agreement shall also bind the successors and assigns of the undersigned and inure to the benefit of BV, its successors and assigns.

This Agreement and any claim, controversy, dispute, or cause of action (whether in contract, equity, tort, or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Delaware without giving effect to its principles of choice of law or conflicts of law. Both parties hereby irrevocably and unconditionally: (a) agree that any legal action, suit, or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Delaware; and (b) submit to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against either Party in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this section and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, BV and Merkle have caused this Agreement to be executed as of the Effective Date.

BV Power Alpha LLC		Merkle Standard LLC
a Delaware limited liability company		a Delaware limited liability company

By:		By:
Name:	Jerry Tang	Name:	Ruslan Zinurov
Title:	Manager	Title:	CEO
Date:

By:
Name:	Joseph Chu
Title:	Manager
Date:

EXHIBIT F